Exhibit 1a.11a

AJ Robbins CPA, LLC
Certified Public Accountant
Tax Dispute Resolution

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I hereby consent to the incorporation by reference in this Offering Statement on Form 1-A of Yayyo, Inc. my report dated November 21, 2016, except for note 9 which is January 31, 2017 (which includes an emphasis paragraph relating to the Company’s ability to continue as a going concern) for the period from June 21, 2016 (inception) to October 31, 2016 and all references to our firm included in this Offering Statement.

AJ. ROBBINS, CPA LLC.

Denver, Colorado
January 31, 2017

aj@ajrobbins.com

3773 Cherry Creek North Drive, Suite 575 East, Denver, Colorado 80209

(B)303-331-6190 (M)720-339-5566 (F)303-845-9078